EXHIBIT 99.1
For Immediate Release
MERCER INTERNATIONAL INC. REPORTS 2006 FOURTH QUARTER
AND YEAR END RESULTS
          NEW YORK, NY, February 26, 2007— Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the fourth quarter and year ended December 31, 2006. In 2006, we divested our paper mills and, pursuant to SFAS 144, account for this business as discontinued operations and its results are reported separately as discontinued operations. As a result, previously reported amounts have been reclassified to conform to the current presentation. Except as otherwise noted, the following discussion relates to our continuing operations.
Highlights of the 2006 Fourth Quarter
•	Revenues increased by 30.5% to €160.5 million from €123.0 million in the comparative quarter of 2005, primarily due to higher pulp prices and sales volumes from our Stendal and Celgar pulp mills.

•	Operating EBITDA increased to €50.2 million in the fourth quarter from €13.1 million in the comparative quarter of 2005. For a definition of Operating EBITDA, see page 5 of this press release and for a reconciliation of net income (loss) to Operating EBITDA, see page 8 of the financial tables included in this press release.

•	Pulp markets continued to strengthen. Average list prices for NBSK pulp in Europe were $730 per ADMT in the fourth quarter of 2006, $710 per ADMT in the third quarter of 2006 and $600 per ADMT in the fourth quarter of 2005.

•	In December 2006, we curtailed production of approximately 20,000 ADMTs of pulp at our German pulp mills because of fiber supply imbalances.
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Mercer Reports 2006 Fourth Quarter and Year End Results	Page 2
•	We recorded a net gain on our outstanding derivatives of €34.8 million and a loss of €1.5 million in the fourth quarter of 2006 and 2005, respectively.

•	We had net income of €28.6 million, or €0.85 per basic and €0.66 per diluted share, in the current quarter, compared to a net loss of €27.2 million, or €0.82 per basic and diluted share, in the same period of 2005.
Highlights of 2006
•	Revenues in 2006 increased by approximately 38% to €624.0 million from €452.4 million in 2005, primarily as a result of higher pulp prices and increased sales volumes at our Stendal and Celgar mills.

•	Operating EBITDA increased by 112% to €148.3 million in 2006 from €69.8 million in 2005 reflecting higher pulp sales. For a definition of Operating EBITDA, see page 5 of this press release and for a reconciliation of net income (loss) to Operating EBITDA, see page 8 of the financial tables included in this press release.

•	Pulp markets strengthened throughout 2006. Average list prices for NBSK pulp in Europe were $680 per ADMT in 2006, compared to $610 per ADMT in 2005.

•	Net realized and unrealized non-cash holding gains were €105.8 million on our outstanding foreign currency derivatives at the end of 2006, compared to a net realized and unrealized non-cash holding loss of €71.8 million in 2005.

•	Net income increased to €69.2 million, or €2.08 per basic and €1.72 per diluted share, in 2006, compared to a net loss of €112.1 million, or €3.59 per basic and diluted share, in 2005.
President’s Comments
     Mr. Jimmy S.H. Lee, President and Chairman, stated: “During the fourth quarter of 2006:
•	Our strong results reflect strengthening pulp markets. Currently, list NBSK prices per tonne are approximately $760 to $770 in Europe, $790 in the United States and $730 to $760 in Asia, depending upon the country of delivery. These price improvements are being partially offset by upward pressure on fiber prices.

•	Our results were impacted by production curtailments of 20,000 ADMTs at our German mills.”
     Mr. Lee continued: “The recent storms in central Europe in January 2007 have reportedly caused the downfall of over 40 million cubic meters of wood. This wood will have to be harvested and processed in a
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Mercer Reports 2006 Fourth Quarter and Year End Results	Page 3
timely manner. We expect this to markedly increase the fiber availability to our German mills and temper or lower fiber prices in central Europe during the second half of 2007.”
     Mr. Lee added: “Further to our objective of building a focused and profitable pulp company, in 2006 we increased our exposure to NBSK pulp by acquiring a further approximate 7% interest in the Stendal mill and disposing of all of our paper operations.”
     Mr. Lee concluded: “Looking forward to 2007, we expect the current strength in pulp markets to continue. All of our mills are running well and, in the second quarter, we will complete and tie in the C$28.0 million capital project at the Celgar mill. Further, we are now currently expecting a better fiber outlook in Germany. As a result, with our large, modern and efficient pulp mills, we are well positioned to continue providing solid results for our stakeholders.”
Summary Selected Highlights

	Q4	Q3	YTD	Q4	YTD
	2006	2006	2006	2005	2005
	(in millions of Euro, except where otherwise stated)

Revenues	€160.5	€171.2	€624.0	€123.0	€452.4
Sales of emission allowances	2.4	—	15.6	4.9	17.3
Income from operations	36.2	34.7	92.5	0.3	18.7
Operating EBITDA(1)	50.2	48.2	148.3	13.1	69.8
Realized gain (loss) on derivative instruments	1.7	—	(3.5)	—	(2.5)
Interest expense	23.2	23.1	91.9	23.4	86.3
Unrealized gain (loss) on derivative instruments	33.1	(14.5)	109.4	(1.5)	(69.3)
Unrealized foreign exchange gain (loss) on debt.	3.8	(1.6)	15.2	(2.6)	(4.2)
Net income (loss) from continuing operations	28.6	6.1	69.2	(27.2)	(112.1)
Income (loss) per share from continuing operations
Basic	€0.85	€0.19	€2.08	€(0.82)	€(3.59)
Diluted	€0.66	€0.14	€1.72	€(0.82)	€(3.59)

(1)	For a definition of Operating EBITDA, see page 5 of this press release and for a reconciliation of net income (loss) to Operating EBITDA, see page 8 of the financial tables included in this press release.

	Q4	Q3	YTD	Q4	YTD
	2006	2006	2006	2005	2005

Production (‘000 tonnes)
Total pulp production	328.9	347.2	1,302.3	296.3	1,184.6
Sales (‘000 tonnes)
Total pulp sales volume(1)	344.4	338.2	1,326.4	291.0	1,101.3
NBSK list price in Europe (US$/ADMT)	730	710	680	600	610
Mill net pulp price realizations (€/ADMT)(2)	480	482	465	458	407

(1)	Excluding intercompany pulp sales volumes of 603 ADMTs in Q4 2006, 2,774 ADMTs in Q3 2006, 13,234 ADMTs in YTD 2006, 3,638 ADMTs in Q4 2005 and 14,289 ADMTs in YTD 2005, respectively.

(2)	Excluding revenues from third party transportation activities.
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Mercer Reports 2006 Fourth Quarter and Year End Results	Page 4
Results of Operations — 2006 Fourth Quarter
     Revenues for the three months ended December 31, 2006 increased to €160.5 million from €123.0 million in the comparative period of 2005, primarily due to higher pulp prices and sales volumes.
     List prices for NBSK pulp in Europe were approximately €553 ($730) per ADMT in the fourth quarter of 2006, compared to approximately €506 ($600) per ADMT in the comparative period of last year. Mill net pulp sales realizations increased to €480 per ADMT on average in the fourth quarter of 2006 from €458 per ADMT in the fourth quarter of 2005, primarily as a result of higher prices.
     Cost of sales and general, administrative and other operating expenses decreased to €126.7 million in the fourth quarter of 2006 from €127.7 million in the comparative period of 2005, primarily as a result of a reversal of accruals for wastewater fees of €13.0 million. In 2006, German authorities confirmed that certain initiatives and capital expenditures undertaken by us qualified to offset such fees.
     Fiber costs at our German pulp mills increased significantly in the fourth quarter of 2006 versus the same quarter of 2005 as a result of supply imbalances and increased demand for wood residuals from alternative or renewable energy producers. These factors contributed to upward pressure on fiber prices in the quarter and for fiber deliveries into the start of 2007. Severe winter storms in central Europe in January 2007, which caused significant damage to the forests, are expected to increase fiber supply and to temper and moderate fiber prices in the second half of 2007. In the fourth quarter of 2006, fiber costs at our Celgar mill increased significantly compared to the same quarter of 2005, primarily because of fluctuations in regional woodchip availability caused by slumping North American lumber markets.
     For the fourth quarter of 2006, income from operations increased to €36.2 million from €0.3 million in the comparative quarter of 2005, primarily as a result of overall higher pulp prices and sales volumes and improved productivity at our Stendal and Celgar mills.
Derivative Instruments
     In the fourth quarter of 2006, we recorded a net realized gain before minority interest of €1.7 million on the settlement of certain of Stendal’s currency swaps and an unrealized non-cash holding gain of €33.1 million before minority interest upon the marked to market valuation of Stendal’s outstanding derivatives. In the comparative quarter of 2005, we recorded a net realized and unrealized non-cash holding loss of €1.5 million before minority interests upon the marked to market valuation of our outstanding derivatives.
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Mercer Reports 2006 Fourth Quarter and Year End Results	Page 5
Earnings Per Share and Operating EBITDA
     We generated “Operating EBITDA” of €50.2 million and €13.1 million in the three months ended December 31, 2006 and 2005, respectively. Operating EBITDA is defined as income (loss) from continuing operations plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.
     Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. For a reconciliation of net income (loss) to Operating EBITDA, see page 8 of the financial tables included in this press release.
     We reported net income from continuing operations for the fourth quarter of 2006 of €28.6 million, or €0.85 per basic and €0.66 per diluted share, which included an aggregate of €36.9 million of unrealized gains on our outstanding derivatives, a foreign exchange loss on our long-term debt and a contribution to income of €13.0 million from reversing accruals for wastewater fees. In the fourth quarter of 2005, we reported a net loss of €27.2 million, or €0.82 per basic and diluted share, which reflected the inclusion of interest expense of €16.1 million related to our Stendal mill and the net realized and unrealized loss of €1.5 million on our interest rate and currency derivatives and the unrealized non-cash foreign exchange loss of €2.6 million on our long-term debt.
     During the fourth quarter of 2006, net income including discontinued operations was €21.5 million, or €0.63 per basic and €0.50 per diluted share. In 2005, the net loss in the fourth quarter including discontinued operations was €29.8 million, or €0.90 per basic and diluted share.
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Mercer Reports 2006 Fourth Quarter and Year End Results	Page 6
Discontinued Operations
     Revenues from our discontinued operations in the current quarter decreased to €9.0 million from €14.5 million in the same period of 2005. For the fourth quarter of 2006, our discontinued operations generated an operating gain of €0.2 million, compared to an operating loss of €0.1 million in the fourth quarter of 2005.
Results of Operations — 2006
     Revenues for the year ended December 31, 2006 increased by approximately 38% to €624.0 million from €452.4 million in 2005, primarily as a result of higher pulp prices and sales volumes at our Stendal and Celgar mills. List prices for NBSK pulp in Europe were approximately €542 ($680) per ADMT in 2006, compared to approximately €490 ($610) per ADMT in 2005. Mill net pulp sales realizations increased to €465 per ADMT on average in the year ended December 31, 2006 from €407 per ADMT in 2005, primarily as a result of higher pulp prices.
     Cost of sales and general, administrative and other expenses for the pulp operations increased to €531.5 million in 2006 from €433.8 million in 2005, primarily as a result of higher sales volumes, partially offset by a reversal of accruals for wastewater fees of €13.0 million.
     Beginning in 2005, our German operations became subject to the European Union Emissions Trading Scheme, pursuant to which our German pulp mills were granted emission allowances. In 2006 and 2005, we recorded a contribution to income from operations of €15.6 million and €17.3 million, respectively, resulting from the sale of emission allowances.
     Fiber costs at our German pulp mills increased by approximately 12% in 2006 versus 2005 as a result of both a supply imbalance from low harvest levels during the severe conditions in the prior winter harvesting seasons and increased demand for wood residuals from alternative or renewable energy producers. In 2006, fiber costs at our Celgar mill increased by approximately 10% versus 2005, primarily because of fluctuations in regional woodchip availability caused by slumping North American lumber markets.
     In 2006, our operating income increased almost fourfold to €92.5 million from €18.7 million in 2005, primarily as a result of overall higher pulp prices and sales volumes and improved productivity at our Stendal and Celgar mills.
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Mercer Reports 2006 Fourth Quarter and Year End Results	Page 7
     Interest expense in 2006 increased to €91.9 million from €86.3 million in the year ago period because of the inclusion of a full year’s interest on our senior notes issued in February 2005 and €2.1 million of interest expense recorded on the purchase of $15.2 million principal amount of our convertible notes.
Derivative Instruments and Minority Interest
     We recorded a net realized and unrealized non-cash holding gain of €105.8 million before minority interests upon the marked to market valuation of our outstanding foreign currency derivatives at the end of 2006, compared to a net realized and unrealized non-cash holding loss of €71.8 million before minority interests upon the marked to market valuation of our outstanding derivatives in 2005.
     In 2006, minority interest, representing the minority shareholder’s proportionate interest in the Stendal mill, was €1.1 million of the current year earnings, compared to €17.7 million of the loss in 2005.
Earnings Per Share and Operating EBITDA
     We generated “Operating EBITDA” of €148.3 million and €69.8 million in the year ended December 31, 2006 and 2005, respectively. For a definition of Operating EBITDA, see page 5 of this press release and for a reconciliation of net income (loss) to Operating EBITDA, see page 8 of the financial tables included in this press release.
     We reported net income for the year ended December 31, 2006 of €69.2 million, or €2.08 per basic and €1.72 per diluted share, which reflected higher pulp prices, generally stronger pulp markets and the net gains on our currency and interest rate derivatives of €68.5 million and €37.3 million. In 2005, we reported a net loss of €112.1 million, or €3.59 per basic and diluted share, which reflected generally weak pulp markets, the realized and unrealized net losses on our currency and interest rate derivatives of €71.8 million, interest expense relating to our Stendal mill of €56.8 million, the unrealized non-cash foreign exchange loss on our long-term debt of €4.2 million and the non-cash impairment charge of €1.7 million relating to investments, partially offset by a non-cash benefit for income taxes of €13.1 million.
     In 2006, net income including discontinued operations was €63.2 million, or €1.90 per basic and €1.58 per diluted share. In 2005, the net loss including discontinued operations was €117.1 million, or €3.75 per basic and diluted share.
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Mercer Reports 2006 Fourth Quarter and Year End Results	Page 8
Discontinued Operations
     Revenues from our discontinued operations were €46.4 million in 2006, compared to €61.5 million in 2005. For 2006, there was an operating gain from our discontinued operations of €0.3 million, compared to an operating loss of €2.3 million in 2005.
Earnings Release Call
     In conjunction with this press release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Tuesday, February 27, 2007 at 10:00 a.m. (Eastern Standard Time). Listeners can access the conference call live and archived over the Internet through a link at the Company’s website at http://www.mercerint.com/en/newsCurrent.cfm, or at http://www.videonewswire.com/event.asp?id=37956. Please allow 15 minutes prior to the call to visit the website and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until March 6, 2007 at 11:59 p.m. (Eastern Standard Time). The replay number is (800) 642-1687 for domestic callers or (706) 645-9291 for international callers. The passcode is 8836168.
     Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its website at http://www.mercerint.com.
     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market conditions, competition and other risk factors listed from time to time in the Company’s SEC reports.

APPROVED BY:	Financial Dynamics
Investors: Eric Boyriven, Alexandra Tramont
Jimmy S.H. Lee	Media: Scot Hoffman
Chairman & President	(212) 850-5600
(604) 684-1099

David M. Gandossi
Executive Vice-President &
Chief Financial Officer
(604) 684-1099
-FINANCIAL TABLES FOLLOW-
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MERCER INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2006 and 2005
(Euros in thousands)

	December 31,	December 31,
	2006	2005

ASSETS
Current Assets
Cash and cash equivalents	€69,367	€82,775
Cash restricted	—	7,039
Receivables	75,022	69,988
Note receivable, current portion	7,798	—
Inventories	62,857	73,742
Prepaid expenses and other	4,662	5,369
Current assets of discontinued operations	2,094	12,609

Total current assets	221,800	251,522

Long-Term Assets
Cash restricted	57,000	24,573
Property, plant and equipment	972,143	1,015,363
Investments	1	6,314
Unrealized foreign exchange rate derivative gain	5,933	—
Deferred note issuance and other costs	6,984	8,364
Deferred income tax	29,989	78,381
Note receivable, less current portion	8,744	—
Long-term assets of discontinued operations	—	9,299

	1,080,794	1,142,294

Total assets	€1,302,594	€1,393,816

LIABILITIES
Current Liabilities
Accounts payable and accrued expenses	€83,810	€100,285
Pension and other post-retirement benefit obligations, current portion	363	—
Debt, current portion	33,903	25,550
Current liabilities of discontinued operations	1,926	14,492

Total current liabilities	120,002	140,327

Long-Term Liabilities
Debt, less current portion	873,928	919,423
Unrealized foreign exchange rate derivative loss	—	61,979
Unrealized interest rate derivative losses	41,355	78,646
Pension and other post-retirement benefit obligations	17,954	17,113
Capital leases and other	7,643	9,945
Deferred income tax	22,911	14,444
Long-term liabilities of discontinued operations	—	3,196

	963,791	1,104,746

Total liabilities	1,083,793	1,245,073

Minority Interest	—	—

SHAREHOLDERS’ EQUITY
Common shares	195,642	181,586
Additional paid-in capital, stock options	154	14
Retained earnings (deficit)	15,240	(47,970)
Accumulated other comprehensive income	7,765	15,113

Total shareholders’ equity	218,801	148,743

Total liabilities and shareholders’ equity	€1,302,594	€1,393,816

(1)

MERCER INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended December 31, 2006 and 2005
(Euros in thousands, except per share data)

	2006	2005

Revenues	€160,467	€123,002

Costs and expenses:
Operating costs	105,428	108,964
Operating depreciation and amortization	14,044	12,890

	40,995	1,148
General and administrative expenses	7,189	5,832
(Sale) purchase of emission allowances	(2,363)	(4,939)

Operating income from continuing operations	36,169	255

Other income (expense)
Interest expense	(23,162)	(23,365)
Investment income	2,007	863
Unrealized foreign exchange gain (loss) on debt	3,776	(2,565)
Realized loss on derivative instruments	1,709	—
Unrealized gain (loss) on derivative instruments	33,107	(1,504)

Total other income (expense)	17,437	(26,571)

Income (loss) before income taxes and minority interest from continuing operations	53,606	(26,316)
Income tax (provision) benefit	(17,055)	(1,487)

Income (loss) before minority interest from continuing operations	36,551	(27,803)
Minority interest	(7,945)	598

Net income (loss) from continuing operations	28,606	(27,205)
Net income (loss) from discontinued operations	(7,133)	(2,568)

Net income (loss)	21,473	(29,773)

Deficit, beginning of period	(6,233)	(18,197)

Retained earnings (deficit), end of period	€15,240	€(47,970)

Net income (loss) per share
Basic	€0.63	€(0.90)

Diluted	€0.50	€(0.90)

Income (loss) per share from continuing operations
Basic	€0.85	€(0.82)

Diluted	€0.66	€(0.82)

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MERCER INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2006 and 2005
(Unaudited)
(Euros in thousands, except per share data)

	2006	2005

Revenues	€623,977	€452,437

Costs and expenses:
Operating costs	462,543	375,408
Operating depreciation and amortization	55,834	51,160

	105,600	25,869
General and administrative expenses	28,705	24,511
(Sale) purchase of emission allowances	(15,609)	(17,292)

Operating income from continuing operations	92,504	18,650

Other income (expense)
Interest expense	(91,931)	(86,326)
Investment income	6,090	2,422
Unrealized foreign exchange gain (loss) on debt	15,245	(4,156)
Realized loss on derivative instruments	(3,510)	(2,455)
Unrealized gain (loss) on derivative instruments	109,358	(69,308)
Impairment of investments	—	(1,699)

Total other income (expense)	35,252	(161,522)

Income (loss) before income taxes and minority interest from continuing operations	127,756	(142,872)
Income tax (provision) benefit	(57,443)	13,140

Income (loss) before minority interest from continuing operations	70,313	(129,732)
Minority interest	(1,071)	17,674

Net income (loss) from continuing operations	69,242	(112,058)
Net loss from discontinued operations	(6,032)	(5,088)

Net income (loss)	€63,210	€(117,146)

Net income (loss) per share from continuing operations
Basic	€2.08	€(3.59)

Diluted	€1.72	€(3.59)

Net income (loss) per share
Basic	€1.90	€(3.75)

Diluted	€1.58	€(3.75)

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MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
As at December 31, 2006
(Euros in thousands)
The terms of the indenture governing our 9.25% senior unsecured notes requires that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the years ended December 31, 2006 and 2005, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and Rosenthal, and the Celgar mill from the date of its acquisition on February 14, 2005. During the year ended December 31, 2004, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and Rosenthal, which was the only member of the Restricted Group with material operations during this period. The Restricted Group excludes the Stendal mill and our discontinued operations.

	December 31, 2006
	Restricted	Unrestricted			Consolidated
	Group	Subsidiaries		Eliminations	Group

ASSETS
Current
Cash and cash equivalents	€39,078	€30,289		€—	€69,367
Receivables	38,662	36,360		—	75,022
Note receivable, current portion	620	7,178		—	7,798
Inventories	41,087	21,770		—	62,857
Prepaid expenses and other	2,352	2,310		—	4,662
Current assets from discontinued operations	—	2,094		—	2,094

Total current assets	121,799	100,001		—	221,800
Cash restricted	—	57,000		—	57,000
Property, plant and equipment	408,957	563,186		—	972,143
Other	8,155	4,763		—	12,918
Deferred income tax	14,316	15,673		—	29,989
Due from unrestricted group	51,265	—		(51,265)	—
Note receivable, less current portion	5,023	3,721		—	8,744

Total assets	€609,515	€744,344		€(51,265)	€1,302,594

LIABILITIES
Current
Accounts payable and accrued expenses	€46,475	€37,335		€—	€83,810
Pension and other post-retirement benefit obligations, current portion	363	—		—	363
Debt, current portion	—	33,903		—	33,903
Current liabilities from discontinued operations	—	1,926		—	1,926

Total current liabilities	46,838	73,164		—	120,002
Debt, less current portion	293,781	571,840		—	865,621
Due to restricted group	—	51,265		(51,265)	—
Unrealized derivative loss	—	41,355		—	41,355
Capital leases and other	22,115	11,789		—	33,904
Deferred income tax	2,832	20,079		—	22,911

Total liabilities	365,566	769,492		(51,265)	1,083,793

SHAREHOLDERS’ EQUITY
Total shareholders’ equity (deficit)	243,949	(25,148	)(1)	—	218,801

Total liabilities and shareholders’ equity	€609,515	€744,344		€(51,265)	€1,302,594

(1)	Shareholders’ equity does not include government grants received or receivable related to the Stendal mill. Shareholders’ equity is impacted by the unrealized non-cash marked to market valuation losses on derivative financial instruments.
(4)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
As at December 31, 2005
(Euros in thousands)

	December 31, 2005
	Restricted	Unrestricted			Consolidated
	Group	Subsidiaries		Eliminations	Group

ASSETS
Current
Cash and cash equivalents	€48,790	€33,985		€—	€82,775
Cash restricted	—	7,039		—	7,039
Receivables	41,349	28,655		—	70,004
Inventories	47,100	26,642		—	73,742
Prepaid expenses and other	2,940	2,429		—	5,369
Current assets from discontinued operations	—	12,593		—	12,593

Total current assets	140,179	111,343		—	251,522
Cash restricted	—	24,573		—	24,573
Property, plant and equipment	404,151	611,212		—	1,015,363
Other	10,533	4,145		—	14,678
Deferred income tax	24,303	54,078		—	78,381
Due from unrestricted group	46,412	—		(46,412)	—
Long-term assets from discontinued operations	—	9,299		—	9,299

Total assets	€625,578	€814,650		€(46,412)	€1,393,816

LIABILITIES
Current
Accounts payable and accrued expenses	€46,867	€53,418		€—	€100,285
Debt, current portion	—	25,550		—	25,550
Current liabilities from discontinued operations	—	14,492		—	14,492

Total current liabilities	46,867	93,460		—	140,327

Debt, less current portion	342,023	577,400		—	919,423
Due to restricted group	—	46,412		(46,412)	—
Unrealized derivatives loss	—	140,625		—	140,625
Other	20,722	6,336		—	27,058
Deferred income tax	1,851	12,593		—	14,444
Long-term liabilities from discontinued operations.	—	3,196		—	3,196

Total liabilities	411,463	880,022		(46,412)	1,245,073

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	214,115	(65,372	)(1)	—	148,743

Total liabilities and shareholders’ equity	€625,578	€814,650		€(46,412)	€1,393,816

(1)	Shareholders’ equity does not include government grants received or receivable related to the Stendal mill. Shareholders’ equity is impacted by the unrealized non-cash marked to market valuation losses on derivative financial instruments.
(5)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
For the Three Months Ended December 31, 2006 and 2005
(Unaudited)
(Euros in thousands)

	Three Months Ended December 31, 2006
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group

Revenues	€95,456	€65,151	€(140)	€160,467

Operating costs	71,994	33,432	—	105,426
Operating depreciation and amortization	7,239	6,807	—	14,046
General and administrative expenses	3,947	3,242	—	7,189
(Sale) purchase of emission allowances	(1,282)	(1,081)	—	(2,363)

Operating income from continuing operations	13,558	22,751	(140)	36,169

Other income (expense)
Interest expense	(9,752)	(14,315)	905	(23,162)
Investment income	2,056	856	(905)	2,007
Unrealized foreign exchange gain on debt	3,776	—	—	3,776
Derivative financial instruments, net	—	34,816	—	34,816

Total other (expense) income	(3,920)	21,357	—	17,437

Income (loss) before income taxes and minority interest from continuing operations	9,638	44,108	(140)	53,606
Income tax provision	(2,972)	(14,083)	—	(17,055)

Income (loss) before minority interest from continuing operations	6,666	30,025	(140)	36,551
Minority interest	—	(7,945)	—	(7,945)

Net income (loss) from continuing operations	€6,666	€22,080	€(140)	€28,606
Net income (loss) from discontinued operations	€—	€(7,133)	€—	€(7,133)

Net income (loss)	€6,666	€14,947	€(140)	€21,743

	Three Months Ended December 31, 2005
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group

Revenues	€75,890	€47,112	€—	€123,002

Operating costs	71,655	38,914	(1,605)	108,964
Operating depreciation and amortization	6,467	7,083	(660)	12,890
General and administrative expenses	3,466	2,366	—	5,832
(Sale) purchase of emission allowances	(2,869)	(2,070)	—	(4,939)

Operating income (loss) from continuing operations	(2,829)	819	2,265	255

Other income (expense)
Interest expense	(8,434)	(15,762)	831	(23,365)
Investment income	1,429	265	(831)	863
Derivative financial instruments, net	199	(1,703)	—	(1,504)
Unrealized foreign exchange loss on debt	(2,565)	—	—	(2,565)

Total other expense	(9,371)	(17,200)	—	(26,571)

Income (loss) before income taxes and minority interest from continuing operations	(12,200)	(16,381)	2,265	(26,316)
Income tax (provision) benefit	6,706	(8,193)	—	(1,487)

Income (loss) before minority interest from continuing operations	(5,494)	(24,574)	2,265	(27,803)
Minority interest	—	598	—	598

Net income (loss) from continuing operations	€(5,494)	€(23,976)	€2,265	€(27,205)
Net income (loss) from discontinued operations	€—	€(2,568)	€—	€(2,568)

Net income (loss)	€(5,494)	€(26,544)	€2,265	€(29,773)

(6)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
For the Years Ended December 31, 2006 and 2005
(Euros in thousands)

	Year Ended December 31, 2006
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group

Revenues	€360,986	€262,991	€—	€623,977

Operating costs	286,087	176,456	—	462,543
Operating depreciation and amortization	27,819	28,015	—	55,834
General and administrative expenses	17,611	11,094	—	28,705
(Sale) purchase of emission allowances	(4,933)	(10,676)	—	(15,609)

Operating income from continuing operations	34,402	58,102	—	92,504

Other income (expense)
Interest expense	(34,354)	(61,137)	3,560	(91,931)
Investment income	5,316	4,334	(3,560)	6,090
Derivative financial instruments, net	—	105,848	—	105,848
Unrealized foreign exchange gain on debt	15,245	—	—	15,245

Total other (expense) income	(13,793)	49,045	—	35,252

Income (loss) before income taxes and minority interest from continuing operations	20,609	107,147	—	127,756
Income tax provision	(11,258)	(46,185)	—	(57,443)

Income (loss) before minority interest from continuing operations	9,351	60,962	—	70,313
Minority interest	—	(1,071)	—	(1,071)

Net income from continuing operations	€9,351	€59,891	€—	€69,242
Net loss from discontinued operations	€—	€(6,032)	€—	€(6,032)

Net income	€9,351	€53,859	€—	€63,210

	Year Ended December 31, 2005
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group

Revenues	€276,406	€176,031	€—	€452,437

Operating costs	230,039	146,974	(1,605)	375,408
Operating depreciation and amortization	23,898	27,262	—	51,160
General and administrative expenses	19,025	5,486	—	24,511
(Sale) purchase of emission allowances	(7,271)	(10,021)	—	(17,292)

Operating income from continuing operations	10,715	6,330	1,605	18,650

Other income (expense)
Interest expense	(32,352)	(56,789)	2,815	(86,326)
Investment income	3,742	1,495	(2,815)	2,422
Derivative financial instruments, net	(295)	(71,468)	—	(71,763)
Unrealized foreign exchange loss on debt	(4,156)	—	—	(4,156)
Impairment of investments	(1,699)	—	—	(1,699)

Total other expense	(34,760)	(126,762)	—	(161,522)

Income (loss) before income taxes and minority interest from continuing operations	(24,045)	(120,432)	1,605	(142,872)
Income tax (provision) benefit	(1,161)	14,301	—	13,140

Loss before minority interest from continuing operations	(25,206)	(106,131)	1,605	(129,732)
Minority interest	—	17,674	—	17,674

Net loss from continuing operations	€(25,206)	€(88,457)	€1,605	€(112,058)
Net loss from discontinued operations	€—	€(5,088)	€—	€(5,088)

Net loss	€(25,206)	€(93,545)	€1,605	€(117,146)

(7)

MERCER INTERNATIONAL INC.
COMPUTATION OF OPERATING EBITDA
For the Three Months and Years Ended December 31, 2006 and 2005
(Unaudited)
(Euros in thousands)

	Three Months Ended
	December 31,
	2006	2005(1)
	(in thousands)

Net income (loss)	€21,473	€(29,773)
Net loss from discontinued operations	7,133	2,568

Net income (loss) from continuing operations	28,606	(27,205)
Minority interest	7,945	(598)
Income taxes (benefit)	17,055	1,487
Interest expense	23,162	23,365
Investment income	(2,007)	(863)
Foreign exchange (gain) loss on debt	(3,776)	2,565
Derivative financial instruments, net (gain) loss	(34,816)	1,504

Income from continuing operations	36,169	255
Add: Depreciation and amortization	14,044	12,890

Operating EBITDA(2)	€50,213	€13,145

	Year Ended
	December 31,
	2006	2005(1)
	(in thousands)

Net income (loss)	€63,210	€(117,146)
Net loss from discontinued operations	6,032	5,088

Net income (loss) from continuing operations	69,242	(112,058)
Minority interest	1,071	(17,674)
Income taxes (benefit)	57,443	(13,140)
Interest expense	91,931	86,326
Investment income	(6,090)	(2,422)
Foreign exchange (gain ) loss on debt	(15,245)	4,156
Derivative financial instruments, net (gain) loss	(105,848)	71,763
Impairment of investments	—	1,699

Income from continuing operations	92,504	18,650
Add: Depreciation and amortization	55,834	51,160

Operating EBITDA(2)	€148,338	€69,810

(1)	The results of the Celgar pulp mill are included from the date of its acquisition on February 14, 2005.

(2)	Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.
(8)

MERCER INTERNATIONAL INC.
COMPUTATION OF RESTRICTED GROUP OPERATING EBITDA
For the Three Months and Years Ended December 31, 2006 and 2005
(Unaudited)
(Euros in thousands)

	Three Months Ended
	December 31,
	2006	2005
	(in thousands)

Restricted Group(2)
Net income (loss)	€6,666	€(5,494)
Income taxes (benefit)	2,972	(6,706)
Interest expense	9,752	8,434
Investment and other income	(2,056)	(1,429)
Derivative financial instruments, net	—	(199)
Foreign exchange (gain) loss on debt	(3,776)	2,565

Income from operations	13,558	(2,829)
Add: Depreciation and amortization	7,239	6,467

Operating EBITDA(2)	€20,797	€3,638

	Year Ended
	December 31,
	2006	2005(1)
	(in thousands)

Restricted Group(1)
Net income (loss)	€9,351	€(25,206)
Income taxes	11,258	1,161
Interest expense	34,354	32,352
Investment and other expense (income)	(5,316)	(3,742)
Derivative financial instruments, net	—	295
Foreign exchange (gain) loss on debt	(15,245)	4,156
Impairment of investments	—	1,699

Income from operations	34,402	10,715
Add: Depreciation and amortization	27,819	23,898

Operating EBITDA(2)	€62,221	€34,613

(1)	The results of the Celgar pulp mill are included from the date of its acquisition on February 14, 2005.

(2)	Operating EBITDA does not reflect the impact of a number of items that affect net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.
(9)
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